Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

•	10% growth in net sales for both the fourth quarter and full year driven by strong volumes

•	U.S. tax reform charges of $22.2 million and Houghton combination-related expenses decrease net income in the fourth quarter and full year to a net loss of $9.8 million, or $0.73 per diluted share, and net income of $20.3 million, or $1.52 per diluted share, respectively

•	Fourth quarter non-GAAP earnings per diluted share of $1.27 increases full year non-GAAP earnings per diluted share to $5.01, a 9% increase year-over-year

•	15% increase in fourth quarter adjusted EBITDA of $29.6 million drives an 8% increase in full year adjusted EBITDA to $115.2 million

February 28, 2018

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $211.1 million and $820.1 million for the fourth quarter and the full year of 2017, respectively, each representing a 10% increase compared to the prior year periods. The fourth quarter and full year 2017 net sales increases period-over-period were driven by volume growth of 6% and 7%, respectively. These strong volumes drove a 6% and 4% increase in gross profit over the comparable quarter and year, respectively, despite lower gross margins primarily attributable to higher raw material costs and changes in the mix of certain products sold. In addition, the current quarter and full year operating income continued to benefit from the Company’s discipline in managing selling, general and administrative expenses (“SG&A”), leveraging its significant sales growth in the fourth quarter of 2017 and for the full year.

The Company had a net loss of $9.8 million, or $0.73 per diluted share, in the fourth quarter of 2017, which reflects $22.2 million, or $1.67 per diluted share, of charges related to the U.S. Tax Cuts and Jobs Act (“U.S. Tax Reform”) and $7.7 million, or $0.43 per diluted share, of expenses related to the Company’s previously announced pending combination with Houghton International, Inc (“Houghton”). The Company’s fourth quarter of 2016 net income was $17.4 million and its earnings per diluted share was $1.31. Excluding the impact of U.S. Tax Reform, combination-related expenses and other non-core items in each period, the Company’s adjusted EBITDA increased 15% to $29.6 million compared to $25.6 million in the fourth quarter of 2016, whereas its non-GAAP earnings per diluted share only increased 1% to $1.27 compared to $1.26 in the prior year period. In the fourth quarter of 2016, the Company had a significantly lower effective tax rate due to recording the prior year cumulative annual impact of a concessionary tax rate in one of its subsidiaries. The Company’s full year 2017 and 2016 net income were $20.3 million and $61.4 million, and its earnings per diluted share were $1.52 and $4.63, respectively. The Company’s non-GAAP earnings per diluted share increased 9% to $5.01 in 2017 compared to $4.60 in 2016, and its record 2017 adjusted EBITDA of $115.2 million increased 8% compared to $106.6 million in 2016. The Company’s strong performance drove solid operating cashflows of $24.0 million in the fourth quarter of 2017, increasing full year operating cashflows to $64.8 million, despite $25.9 million in cash outflows for combination-related expenses in the current year.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our fourth quarter results, despite higher raw material costs which continued to increase more than we had expected in the quarter. We were able to grow our organic volumes by 5% on continued market share gains, as well as from increased production in some of our end markets, while managing only a slight increase in our SG&A. Overall, we achieved a 15% increase in adjusted EBITDA for the fourth quarter. For the full year, it was our eighth consecutive year of adjusted EBITDA and non-GAAP earnings growth which grew 8% and 9%, respectively, in 2017.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Mr. Barry continued, “Looking forward to 2018, we currently expect to close our combination with Houghton during the first half of 2018. We are still awaiting regulatory approvals in the U.S. and Europe and continue to expect outcomes consistent with our original expectations. As we disclosed previously, the newly combined company will approximately double our current Company’s annual sales and adjusted EBITDA, not including estimated synergies, which are expected to meet or exceed $45 million once fully achieved by the third year. For Quaker’s current business, we believe we will continue to grow our volumes, leverage our SG&A, and gradually increase our gross margin throughout 2018 from the current 35% levels to 36%, heading toward our 37% target. Overall, we remain confident in our future and expect 2018 to be another good year for both the current Quaker business and the combined new company post-closing.”

Fourth Quarter of 2017 Summary

Net sales in the fourth quarter of 2017 were $211.1 million compared to $191.2 million in the fourth quarter of 2016. The 10% increase in net sales was due to a 5% increase in organic volumes, a 1% increase from acquisitions, a 1% increase due to changes in selling price and product mix and the positive impact from foreign currency translation of $6.1 million or 3%.

Gross profit in the fourth quarter of 2017 increased $4.2 million or 6% from the fourth quarter of 2016, primarily due to the increase in sales volumes, noted above, partially offset by a lower gross margin of 35.1% in the fourth quarter of 2017 compared to 36.5% in the prior year quarter. The decrease in the Company’s gross margin was primarily due to higher raw material costs compared to the prior year and changes in the mix of certain products sold.

SG&A increased $1.1 million during the fourth quarter of 2017 compared to the fourth quarter of 2016 due to the net impact of several factors. Specifically, the Company’s current year SG&A includes additional SG&A associated with the Company’s late fourth quarter of 2016 acquisition of Lubricor Inc. and an increase due to the impact of foreign currency translation. These increases in SG&A quarter-over-quarter were partially offset by decreases in certain labor-related costs and decreases from certain cost savings efforts.

The Company substantially completed its 2015 global restructuring program during 2016 and recognized a restructuring credit of $0.4 million during the fourth quarter of 2016 to update its initial estimates for employee separation costs. There were no comparable restructuring costs or credits during the fourth quarter of 2017.

In the fourth quarter of 2017, the Company incurred $6.9 million of expenses related to its previously announced pending combination with Houghton, including certain legal, financial, and other advisory and consultant expenses related to integration planning and regulatory approvals associated with the combination. In the fourth quarter of 2016, the Company incurred $0.4 million of due diligence expenses related to this combination.

Operating income in the fourth quarter of 2017 was $17.1 million compared to $21.0 million in the fourth quarter of 2016. The decrease in operating income was primarily due to higher combination-related expenses, which more than offset gross profit increases on strong volume growth.

Other income (expense), net, increased $1.0 million quarter-over-quarter primarily due to a current quarter receipt of cash proceeds from an insolvent insurance carrier with respect to previously filed recovery claims by an inactive subsidiary of the Company, as well as higher foreign currency transaction gains realized in the fourth quarter of 2017 compared to the fourth quarter of 2016.

Interest expense increased $1.0 million during the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to costs incurred to maintain the committed capital for the pending Houghton combination. Interest income increased $0.1 million quarter-over-quarter primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns.

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The Company’s effective tax rates for the fourth quarters of 2017 and 2016 were 163.0% and 17.3%, respectively. The Company’s inflated fourth quarter of 2017 effective tax rate was largely driven by $22.2 million of tax expense incurred as a result of U.S. Tax Reform, described below. The Company estimates that its fourth quarter of 2017 effective tax rate would have been approximately 29%, without the impact of U.S. Tax Reform and certain non-deductible Houghton combination-related expenses. Comparatively, the Company’s low fourth quarter of 2016 effective tax rate reflected the receipt of a concessionary tax rate in one of its subsidiaries, which allowed the Company to adjust the subsidiary’s tax rate from 25%, used in the first nine months of 2016, to 15% for the full year. The Company recorded the cumulative full year benefit of the lower tax rate in the fourth quarter of 2016. This concessionary tax rate was available to the Company’s subsidiary throughout 2017.

Equity in net income of associated companies (“equity income”) increased $0.4 million quarter-over-quarter primarily due to higher earnings from the Company’s interest in a captive insurance company.

The Company’s net income attributable to noncontrolling interest decreased $0.1 million in the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to the Company’s purchase of the remaining interest in its India joint venture in December 2017.

In addition to the foreign currency transaction gains realized in other income noted above, the impacts from foreign currency translation also positively impacted the Company’s fourth quarter of 2017 results by approximately 2%, or $0.03 per diluted share.

Full Year 2017 Summary

Net sales in 2017 were $820.1 million compared to $746.7 million in 2016. The $73.4 million or 10% increase in net sales was due to a 6% increase in organic volumes, a 1% increase from acquisitions, a 2% increase due to changes in selling price and product mix and the positive impact from foreign currency translation of 1% or $4.9 million.

Gross profit in 2017 increased $11.4 million or 4% compared to 2016, primarily due to the increase in sales volumes noted above, partially offset by a lower gross margin of 35.5% in 2017 compared to 37.5% in the prior year. The decrease in the Company’s gross margin year-over-year was primarily due to higher raw material costs compared to the prior year and a change in the mix of certain products sold.

SG&A increased $5.1 million in 2017 compared to the prior year primarily due to the Company’s prior year Lubricor Inc. acquisition, an increase due to the impact of foreign currency translation and an increase in certain labor-related costs, partially offset by decreases from certain cost savings efforts, including the benefits of the Company’s 2015 global restructuring program.

Related to the 2015 global restructuring program, the Company recognized a restructuring credit of $0.4 million in 2016, described above, with no comparable restructuring costs or credits during 2017.

During 2017, the Company incurred $29.9 million of legal, financial, and other advisory and consultant expenses related to integration planning, regulatory approvals and due-diligence related to its previously announced pending combination with Houghton. In 2016, the Company incurred $1.5 million of combination-related due-diligence expenses.

Operating income in 2017 was $62.7 million compared to $85.4 million in 2016. The decrease in operating income was primarily due to higher combination-related expenses along with slightly higher levels of SG&A not related to the Houghton combination, which more than offset gross profit increases on strong volume growth.

The Company had other expense of $0.7 million in 2017 compared to $0.5 million in 2016. The increase in other expense was primarily due to a second quarter of 2017 U.S. pension plan settlement charge, partially offset by proceeds from an insolvent insurance carrier noted above, higher foreign currency transaction gains in the current year and an increase in receipts of local municipality-related grants in one of the Company’s regions year-over-year.

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Interest expense increased $1.0 million year-over-year, primarily due to costs incurred to maintain the committed capital for the pending Houghton combination. Interest income was $0.5 million higher in 2017 compared to 2016, primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns.

The Company’s effective tax rates for 2017 and 2016 were 68.7% and 27.6%, respectively. The primary drivers of the increase in the Company’s effective tax rate in 2017 were the impact of U.S. Tax Reform and the impact of certain non-deductible Houghton combination-related expenses, partially offset by the favorable impact of an accounting standard that was adopted in the current year regarding the tax impact of certain share-based compensation. The Company estimates that its 2017 effective tax rate would have been approximately 27%, without the impact of U.S. Tax Reform and certain non-deductible Houghton combination-related expenses.

Equity income increased $1.0 million in 2017 compared to 2016 primarily due to higher earnings from the Company’s interest in a captive insurance company in the current year.

The Company’s net income attributable to noncontrolling interest increased $0.4 million in 2017 compared to 2016 primarily due to improved performance of certain consolidated affiliates in the Company’s Asia/Pacific region.

Foreign currency translation negatively impacted the Company’s 2017 results by less than 1%, or $0.01 per diluted share, which does not include the foreign currency transaction gains realized in other income during 2017, noted above.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $24.0 million in the fourth quarter of 2017 increased its full year net operating cash flow to $64.8 million compared to $73.8 million in 2016. The decrease in full year net operating cash flow was primarily due to $25.9 million of Houghton combination-related payments in the current year. Also, the Company paid $4.7 million in cash dividends during the fourth quarter of 2017, increasing its total dividends paid by $1.0 million in 2017 to $18.6 million, a 6% year-over-year increase in cash dividends paid. In addition, the Company purchased the remaining 45% ownership interest in its India affiliate during the fourth quarter of 2017 for approximately $31.8 million. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at December 31, 2017 by $23.1 million and the Company’s total debt continued to be less than one times adjusted EBITDA.

U.S. Tax Reform

On December 22, 2017, the United States enacted U.S. Tax Reform. Among other provisions, U.S. Tax Reform reduces the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018, implements a new system of taxation for non-U.S. earnings which eliminates U.S. federal income taxes on dividends from certain foreign subsidiaries, and imposes a one-time tax on the deemed repatriation of undistributed earnings of certain foreign subsidiaries. The Company currently estimates the one-time tax on deemed repatriation of undisturbed earnings of its foreign subsidiaries, net of the impact of eliminating U.S. federal income taxes on dividends from foreign subsidiaries in the current year, to be approximately $17.8 million. The Company will elect to pay the U.S. federal deemed repatriation transition tax over 8 years, as permitted, $15.8 million of which is considered a long-term tax payable due after 2018 with the remainder due during 2018. In addition, the impact of revaluing certain of the Company’s domestic deferred tax assets and liabilities from 35% to the new 21% U.S. corporate tax rate was approximately $4.5 million.

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Houghton Combination

On April 4, 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which was approximately $690 million at signing. At closing, the total aggregate purchase consideration is dependent on the Company’s stock price and the level of Houghton’s indebtedness. The Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity at closing, and has since replaced these commitments with a syndicated bank agreement with customary terms and conditions. Funding of the syndicated bank agreement is contingent upon closing of the Combination, and until then the Company has and will only incur certain interest costs to maintain the banks’ capital commitment. In addition, the issuance of the Company’s shares at closing of the Combination was subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange, and approval was received at a meeting of the Company’s shareholders during the third quarter of 2017. Also, the Combination is subject to regulatory approvals in the United States, Europe, China and Australia. The Company received regulatory approval from China in July 2017 and from Australia in October 2017. Depending on the remaining regulatory approvals noted above, as well as other customary terms and conditions set forth in the share purchase agreement, the Company currently estimates closing of the Combination will occur during the first half of 2018.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP financial measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$(0.73)	$1.31	$1.52	$4.63
Equity income in a captive insurance company per diluted share	(0.08)	(0.06)	(0.19)	(0.13)
Restructuring credit per diluted share	—	(0.02)	—	(0.02)
Houghton combination-related expenses per diluted share (a)	0.43	0.03	1.90	0.11
U.S. Tax Reform charges per diluted share (b)	1.67	—	1.67	—
U.S. pension plan settlement charge per diluted share	—	—	0.09	—
Cost streamlining initiative per diluted share	—	—	0.01	—
Loss on disposal of held-for-sale asset per diluted share	0.01	—	0.01	—
Insurance insolvency recovery per diluted share	(0.03)	—	(0.03)	—
Currency conversion impacts of the Venezuelan bolivar fuerte per diluted share	0.00	—	0.03	0.01
Non-GAAP earnings per diluted share	$1.27	$1.26	$5.01	$4.60

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net (loss) income attributable to Quaker Chemical Corporation	$(9,762)	$17,434	$20,278	$61,403
Depreciation and amortization	5,012	4,778	19,966	19,566
Interest expense (a)	1,664	663	3,892	2,889
Taxes on income before equity in net income of associated companies (b)	27,424	3,562	41,653	23,226
Equity income in a captive insurance company	(1,120)	(736)	(2,547)	(1,688)
Restructuring credit	—	(439)	—	(439)
Houghton combination-related expenses (a)	6,850	374	29,938	1,531
U.S. pension plan settlement charge	—	—	1,860	—
Cost streamlining initiative	—	—	286	—
Loss on disposal of held-for-sale asset	125	—	125	—
Insurance insolvency recovery	(600)	—	(600)	—
Currency conversion impacts of the Venezuelan bolivar fuerte	13	—	388	88
Adjusted EBITDA	$29,606	$25,636	$115,239	$106,576
Adjusted EBITDA margin (%)	14.0%	13.4%	14.1%	14.3%

(a)	During September 2017, the Company began to incur interest costs to maintain the capital commitment related to the pending Combination. These interest costs are included within the caption Houghton combination-related expenses in the reconciliation of GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. These interest costs are included within the caption Interest expense in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA.

(b)	U.S. Tax Reform charges of $22.2 million are included within Taxes on income before equity in net income of associated companies in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors, including those related to the previously announced pending Houghton combination, could also adversely affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2017, the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the Securities and Exchange Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the fourth quarter and full year 2017 results is scheduled for March 1, 2018 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net sales	$211,072	$191,245	$820,082	$746,665

Cost of goods sold	137,075	121,414	528,587	466,555

Gross profit	73,997	69,831	291,495	280,110
%	35.1%	36.5%	35.5%	37.5%

Selling, general and administrative expenses	50,073	48,945	198,813	193,665
Restructuring and related activities	-	(439)	-	(439)
Combination-related expenses	6,850	374	29,938	1,531

Operating income	17,074	20,951	62,744	85,353
%	8.1%	11.0%	7.7%	11.4%

Other income (expense), net	709	(247)	(718)	(492)
Interest expense	(1,664)	(663)	(3,892)	(2,889)
Interest income	709	593	2,534	2,037
Income before taxes and equity in net income of associated companies	16,828	20,634	60,668	84,009

Taxes on income before equity in net income of associated companies	27,424	3,562	41,653	23,226
(Loss) income before equity in net income of associated companies	(10,596)	17,072	19,015	60,783

Equity in net income of associated companies	1,237	867	3,285	2,256

Net (loss) income	(9,359)	17,939	22,300	63,039

Less: Net income attributable to noncontrolling interest	403	505	2,022	1,636

Net (loss) income attributable to Quaker Chemical Corporation	$(9,762)	$17,434	$20,278	$61,403
%	-4.6%	9.1%	2.5%	8.2%

Share and per share data:
Basic weighted average common shares outstanding	13,230,441	13,157,411	13,204,872	13,136,138
Diluted weighted average common shares outstanding	13,267,652	13,198,611	13,245,946	13,160,469

Net (loss) income attributable to Quaker Chemical Corporation Common Shareholders - basic	$(0.73)	$1.31	$1.53	$4.64
Net (loss) income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$(0.73)	$1.31	$1.52	$4.63

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Quaker Chemical Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	December 31,
	2017	2016
ASSETS

Current assets
Cash and cash equivalents	$89,879	$88,818
Accounts receivable, net	208,358	195,225
Inventories, net	87,221	77,082
Prepaid expenses and other current assets	21,128	15,343
Total current assets	406,586	376,468

Property, plant and equipment, net	86,704	85,734
Goodwill	86,034	80,804
Other intangible assets, net	71,603	73,071
Investments in associated companies	25,690	22,817
Non-current deferred tax assets	15,460	24,382
Other assets	30,049	28,752
Total assets	$722,126	$692,028

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$5,736	$707
Accounts payable	93,008	77,583
Dividends payable	4,724	4,581
Accrued compensation	22,846	19,356
Accrued restructuring	-	670
Accrued pension and postretirement benefits	1,108	1,086
Other current liabilities	27,321	23,428
Total current liabilities	154,743	127,411
Long-term debt	61,068	65,769
Non-current deferred tax liabilities	9,653	12,008
Non-current accrued pension and postretirement benefits	35,548	38,348
Other non-current liabilities	51,496	35,886
Total liabilities	312,508	279,422

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2017- 13,307,976 shares; 2016 - 13,277,832 shares	13,308	13,278
Capital in excess of par value	93,528	112,475
Retained earnings	365,936	364,414
Accumulated other comprehensive loss	(65,100)	(87,407)
Total Quaker shareholders' equity	407,672	402,760
Noncontrolling interest	1,946	9,846
Total equity	409,618	412,606
Total liabilities and equity	$722,126	$692,028

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Quaker Chemical Corporation

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities
Net income	$22,300	$63,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,598	12,557
Amortization	7,368	7,009
Equity in undistributed earnings of associated companies, net of dividends	(2,895)	(1,969)
Deferred income taxes	3,754	5,488
Uncertain tax positions (non-deferred portion)	(817)	(3,206)
Non-current income tax payable	15,825	-
Deferred compensation and other, net	1,074	(424)
Share-based compensation	4,190	6,349
Restructuring and related activities	-	(439)
Loss (gain) on disposal of property, plant, equipment and other assets	79	(18)
Insurance settlement realized	(762)	(1,023)
Combination-related expenses, net of payments	4,952	503
Pension and other postretirement benefits	(123)	(3,420)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(1,941)	(11,705)
Inventories	(6,135)	(1,870)
Prepaid expenses and other current assets	(2,932)	(703)
Accounts payable and accrued liabilities	12,381	14,063
Restructuring liabilities	(675)	(5,252)
Estimated taxes on income	(3,479)	(5,226)
Net cash provided by operating activities	64,762	73,753

Cash flows from investing activities
Investments in property, plant and equipment	(10,872)	(9,954)
Payments related to acquisitions, net of cash acquired	(5,363)	(15,024)
Proceeds from disposition of assets	1,577	186
Insurance settlement interest earned	50	32
Change in restricted cash, net	712	991
Net cash used in investing activities	(13,896)	(23,769)

Cash flows from financing activities
Repayments of long-term debt	(2,853)	(14,513)
Dividends paid	(18,613)	(17,625)
Stock options exercised, other	(1,956)	(811)
Payments for repurchase of common stock	-	(5,859)
Excess tax benefit related to stock option exercises	-	678
Purchase of noncontrolling interest in affiliates, net	(31,787)	-
Net cash used in financing activities	(55,209)	(38,130)

Effect of exchange rate changes on cash	5,404	(4,089)
Net increase in cash and cash equivalents	1,061	7,765
Cash and cash equivalents at the beginning of the period	88,818	81,053
Cash and cash equivalents at the end of the period	$89,879	$88,818